Fidelity Bankshares Names William H. Sned, Jr. to Board of Directors


West Palm Beach,  FL, December 21, 2005 -- Fidelity  Bankshares,  Inc.  (Nasdaq:
FFFL), the holding company for Fidelity Federal Bank & Trust, announced today that it has elected William H. Sned, Jr., president of the firm Sned & Tucker, P.A., to its board of directors. Fidelity has increased the number of board members from six to seven.

Mr. Sned has practiced administrative, real estate, corporate, zoning and governmental law in Palm Beach County since 1971 and has represented lenders in real estate closings as well as commercial and residential mortgage foreclosures. He has served as the chairman for the St. Mary's and Good Samaritan Hospital boards and the Board of Commissioners for the West Palm Beach Housing Authority. He has also served on the West Palm Beach Planning Board, the Community Development Board of West Palm Beach, the Norton Museum and numerous other professional and charitable organizations. Mr. Sned also owns and manages shopping centers and commercial property. He earned a bachelor's degree from Wake Forest University and a Juris Doctor Degree from Florida State University.

Vince Elhilow, CEO of Fidelity Federal, said, "Bill has represented lenders and litigants as an expert witness in matters of lien priority, interpretation of the marketable record title act and has represented plaintiffs and litigants in zoning disputes. He is well tied into the community, and we are pleased to have his legal expertise on our board."

At Sept. 30, 2005, Fidelity Bankshares, Inc., through its subsidiary Fidelity Federal Bank & Trust, had assets of $3.94 billion and deposits of $3.32 billion and operates in Florida through 48 offices in Palm Beach, Martin and St. Lucie counties.

An   investment    profile   on   Fidelity    Bankshares   may   be   found   on
http://www.hawkassociates.com/fffl/profile.htm.

For more information, contact Chairman and CEO Vince A. Elhilow or Chief Financial Officer Richard D. Aldred at (561) 803-9900, or Frank Hawkins or Julie Marshall, Hawk Associates, Inc., at (305) 451-1888, e-mail: info@hawkassociates.com. Information about Fidelity Bankshares, Inc. can be found on http://www.fidelityfederal.com. Fidelity Bankshares press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found on http://www.hawkassociates.com.

Forward-Looking Statements: When used in this report, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the company's market area and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company wishes to advise readers that the factors listed above could affect the company's financial performance and could cause the company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

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